EXHIBIT 99.1

CINEDIGM DIGITAL CINEMA CORP. ANNOUNCES CLOSING OF NON-RECOURSE FINANCING

$100 MILLION FACILITY TO IMMEDIATELY SUPPORT DIGITAL DEPLOYMENT FOR NEARLY 1,000 DIGITAL SCREENS, WITH OTHERS IN PIPELINE

Woodland Hills, CA, October 20, 2011 – Cinedigm Digital Cinema Corp. (NASDAQ: CIDM), the global leader in digital cinema, today announced the closing of its previously announced non-recourse financing facility as well as the commitment to immediately deploy approximately 1,000 Cinedigm-Certified™ screens across four exhibitor partners.  The funding is provided by Cinedigm’s $77.5 million non-recourse financing facility with Joint Bookrunners Société Générale Corporate and Investment Banking and Natixis Corporate and Investment Bank Americas and Joint Lead Arranger ING Capital, together with $23.0 million junior lease capital provided by CHG-MERIDIAN US Finance, Ltd.  The total facility size is $100.5 million.

Cinedigm can offer the non-recourse borrowing facility to exhibitors to provide a complete off-balance sheet financing solution for the conversion to digital systems.  Under the terms of the facility, Cinedigm will be the servicer for the billing and collection of virtual print fees (VPFs) revenues for the digital systems and will work closely with exhibitors, equipment vendors and the lenders to oversee the smooth deployment and the ongoing operations management of these digital systems.

Exhibitors who have executed license agreements with Cinedigm to participate in this financing facility thus far include:

•	Marcus Theatres for 628 screens

•	Muller Family Theatres for 65 screens

•	Dickinson Theatres for 187 screens

•	Storyteller Theatres for 56 screens

•	Total 936 screens

 “With only 11 months remaining before the end of our rollout period per our studio agreements, we are pleased to see more exhibitors finalizing their license agreements and rollout plans and especially taking advantage of the Cinedigm financing option,” said Gary Loffredo, President of Digital Cinema Services & General Counsel of Cinedigm.  “We are committed to continuing to do everything we can to ensure exhibitors have every opportunity to be included in the digital future.”

“Société Générale and Natixis continued commitment to Cinedigm’s non-recourse Phase Two facility and their ongoing commitments to our Phase One facility, is a strong vote of confidence in the digital cinema industry,” said Adam M. Mizel, Chief Operating Officer & CFO of Cinedigm. “By adding partners at CHG and ING, this new facility will provide a simple, turnkey solution for the many interested exhibitors seeking the significant advantages of digital cinema, including 3D movie releases and exciting alternative content offerings.”

“We are pleased to have successfully syndicated this facility, together with Joint Bookrunner and Syndication Agent, Natixis, and Documentation Agent, ING Capital,” echoed Richard Knowlton, Managing Director, Société Générale Corporate and Investment Banking.  “The strength of the digital cinema business model attracted lenders to oversubscribe the transaction in a challenging market.”

In the combined Phase One and Phase Two digital cinema deployment program, Cinedigm has:

•	Signed close to 9,800 screens overall

•	Installed over 8,000 digital screens

•	Signed 100 Cinema Buying Group exhibitors, representing close to 1,800 screens

•	Signed exhibitor buyer deals representing more than 4,000 screens

•	Signed Phase Two Cinedigm-financed deals representing just over 2,000 screens

About Cinedigm

Cinedigm offers a new business model to exhibitors by enabling theatres to present engaging alternative programming including live 2D and 3D sporting events and concerts, shorts, cartoons, live Q&As, as well as branded entertainment.  Recent releases by Cinedigm include the groundbreaking, LIVE 3D broadcast of The Foo Fighters performance, the worldwide LIVE 3D broadcast of the FIFA World Cup Championship, the BCS Championship in LIVE 3D, the Dave

Matthews Band 3D concerts, and the sold out 3D PHISH concerts. Cinedigm has also released the KIDTOONS series for the past six years, a weekly family friendly matinee series that runs in over 165 theatres across the country.  Cinedigm also provides a number of powerful software applications that enable exhibitors to enhance and streamline their daily operations.  Additionally, Cinedigm offers precision marketing tools to dramatically increase exhibitor marketing effectiveness, including social media initiatives, targeted advertising and strategic public relations.  Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Digital Cinema Corp. www.cinedigm.com [CIDM-G]

For Cinedigm Digital Cinema:

Press Contact:
Maggie Begley
Office:  310-301-1785
Mobile:  310-749-3055
Maggie@mbcprinc.com

Investor Relations:
David Walke
646.728.2298
davidwalke1@gmail.com